SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 12, 2007

Refac Optical Group

(Exact name of registrant as specified in its charter)

DELAWARE	001-12776	13-1681234
(State or other jurisdiction of	(Commission	I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

5 HARMON DRIVE, BLACKWOOD, NEW JERSEY	08012
(Address of principal executive offices)	(Zip Code)

(856) 228-0077
(Registrant’s telephone number, including area code)

None
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 12, 2007, U.S. Vision, Inc. ("USV"), a Delaware corporation and wholly-owned subsidiary of Refac Optical Group, Inc., a Delaware corporation ("Refac"), entered into the Sixth Amendment (the "Amendment") to its Licensed Department Agreement, dated as of February 1, 1995 (the "Agreement"), with J.C. Penney Corporation, Inc. ("JCP"). The Amendment is effective as of January 8, 2007. The Agreement and the first five amendments thereto were filed as Exhibits 10.33 through 10.38 to Refac's 2005 Annual Report on Form 10-K. The Amendment is filed herewith as Exhibit 10.1.

Following is a brief summary of the Amendment. Reference should be made to the full text of the Amendment for a complete understanding of its terms.

Pursuant to the Amendment, JCP has granted a license to operate retail optical departments in certain JCP stores. This amendment includes the JCP off mall stores. USV must spend certain amounts in opening new licensed departments or relocating or refurbishing existing departments. USV must also pay to JCP a license fee for each licensed department, based upon cash net sales, credit and debit card net sales, and doctors' fees received through credit or debit cards of such department. JCP will also receive a percentage of net sales from orders placed through USV's website. If USV enters into a licensed department agreement with any other chain retailer for comparable department locations within the store with more favorable terms of payment, USV must also offer such terms to JCP.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

See Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REFAC OPTICAL GROUP

Dated: January 19, 2007	By: /s/ Raymond A. Cardonne, Jr.
Name: Raymond A. Cardonne, Jr.
Title: Senior Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description

10.1	Sixth Amendment to Licensed Department Agreement between U.S. Vision, Inc. and J.C. Penney Corporation, Inc., effective January 8, 2007.